Exhibit 10.1
BY HAND
February 24, 2010
Mr. Stephen Anderson
2245 Nelson Avenue
West Vancouver, BC
V7V 2P9
Dear Mr. Anderson:
Re: Termination of Employment
Further to our discussions, we confirm that OncoGenex Technologies Inc. and OncoGenex Pharmaceuticals Inc. (the “Company”) and you have agreed as follows:
•
Section 6(a) of your employment agreement is amended by the insertion of the words “and 12 days” immediately after the words “nine (9) months” such that the applicable portion of this section now reads: “...sum of nine (9) months and 12 days (the “Severance Period”)...”.

•
Your employment with the Company and your office of chief financial officer ends at the end of today, February 24, 2010 (the “Termination Date”). You will provide any reasonable assistance the Company requires in transitioning to a new CFO.

•
In lieu of the one month’s notice contemplated under section 5(a) of your employment agreement, you will instead receive one month’s Base Compensation (as that term is defined in the agreement). This amount is included below in the reference to the 10 months and 12 days Base Compensation payable to you.

•	On February 25, 2010, the Company will issue a news release in the form attached.

•	Should the Company receive any requests for references about you, it will provide references consistent with the news release.
You will be entitled to the following remuneration following the Termination Date:
•	All unpaid salary and unpaid vacation pay accrued through the Termination Date.

•	Any unreimbursed business expenses.

•	$187,361.23 as payment of a total of 10 months’ and 12 days’ Base Compensation. This amount will be treated as a retiring allowance, with 30 percent withholding for statutory deductions.

•	The time-based vesting restrictions shall immediately lapse on any shares of Parent common stock that would have time-vested if you had continued in employment up to
OncoGenex Technologies Inc.
Suite 400 - 1001 West Broadway, Vancouver, BC, Canada V6H 4B1
TELEPHONE: 604.736.3678       FAX: 604.736.3687
OncoGenex Technologies Inc. is a wholly owned subsidiary of OncoGenex Pharmaceuticals, Inc. NASD- OGXI www.oncogenex.com and including December 31, 2010. For clarity, under this agreement you will be entitled to exercise those options that you currently hold and which are scheduled to vest on or before December 31, 2010.

•
To the extent that the Company’s extended benefit plans permit, continued coverage under all of the Company’s group medical, dental and insurance plans, excluding short and long term disability and any pension plans, until the earlier of:

i.	December 31, 2010; or

ii.	the date you become employed elsewhere and are provided coverage under a comparable extended benefits plan.
•
To the extent that benefits, excluding short term and long term disability plans and pension plans, do not continue following the Termination Date, the Company shall pay you, within 30 days after the Termination Date, an amount equal to the sum you would be required to pay privately to receive comparable benefit coverage to December 31, 2010.

Unpaid salary, accrued vacation pay and business expenses will be paid within 10 days of the Termination Date. To receive all of the other payments, you will be required to execute and deliver the attached release by 9 pm today, February 24, 2010, to Dean Crawford, Heenan Blaikie LLP. Provided that you do so, these payments will be made to you by March 15, 2010.
Your coverage under the Company’s short term and long term disability plans will terminate effective immediately. You may have an option to convert to individual coverage under these plans. Should you wish to discuss whether this option exists, please contact Debbie Bortolussi.
The Company is also prepared to provide you with career counseling through Knightsbridge. Enclosed with this letter is a description of the services available to you under the career counseling program that would be made available to you. Your allocated number of units for the career counseling program would be 35.

Should you have any questions concerning these matters, please let us know. Otherwise, please review the attached Release, obtain any advice you require, including legal advice, and then sign the enclosed copy of this letter and return it and the executed Release to us.

Yours truly, OncoGenex Technologies Inc.
/s/ Scott Cormack
Scott Cormack
President and CEO

I, Stephen Anderson, agree to the amendment of my employment agreement and the terms relating to the termination of my employment with the Company, as set out in this letter.

/s/ Stephen Anderson
Stephen Anderson

/s/ Geoffrey D.G. Peretz	Geoffrey D.G. Peretz
(Signature of Witness)	(Name of Witness)